Exhibit 3(ii)

AMENDMENT TO

AMENDED AND RESTATED BY-LAWS

OF AMERICAN DENTAL PARTNERS, INC.

ARTICLE 5

Shares of Stock and Their Transfer

§5.1 Certificates for Shares of Stock. Except as provided in §5.2 hereof, every owner of one or more shares of stock in the Corporation shall be entitled to a certificate or certificates, which shall be in such form as may be approved by the board of directors, certifying the number and class of shares of stock in the Corporation owned by him. The certificates for the respective classes of such shares of stock shall be numbered in the order in which they are issued and shall be signed in the name of the Corporation by the chairman of the board, the president, or a vice president and by the secretary, an assistant secretary, the treasurer, or assistant treasurer. All or any of the signatures on a certificate may be facsimile. Even though any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, the certificate may be issued by the Corporation with the same effect as if such person was still such officer, transfer agent, or registrar at the date of issue. A record shall be kept of the name of the owner or owners of the shares of stock represented thereby, the date thereof, and in case of cancellation, the date of cancellation. Every certificate surrendered to the Corporation for exchange or transfer shall be cancelled and no new certificate or certificates shall be issued in exchange for any existing certificates until such existing certificates shall have been so cancelled, except in cases provided for in §5.5.

§5.2 Uncertificated Shares. The board of directors may provide by resolution that some or all of any classes and series of shares of the Corporation shall be uncertificated shares, provided that the resolution shall not apply to shares represented by a certificate until the certificate is surrendered to the Corporation and the resolution shall not apply to a certificated security issued in exchange for an uncertificated security. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner of the shares a written notice containing the information required to be set forth on share certificates in accordance with all applicable laws. Except as expressly provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing shares of the same class and series shall be identical.

Notwithstanding the foregoing provisions of this §5.2, a stockholder of record shall at all times have the right to receive one or more certificates for some or all of the shares held of record by such stockholder in accordance with §5.1 hereof by making a written request therefor to the Corporation or any transfer agent for the applicable class of shares, accompanied by such assurances as the Corporation or such transfer agent may require as to the genuineness of the request; provided, however, that stockholders holding shares of the Corporation under one or more of the Corporation’s benefit plans for officers, directors and/or employees shall have no such right to have certificates issued unless such a right is provided for under the applicable benefit plan or otherwise ordered by the board of directors or a committee thereof.

§5.3 Transfer of Shares of Stock. Any certificate for shares of stock of the Corporation shall be transferable in person or by attorney upon the surrender of the certificate to the Corporation or any transfer agent for the Corporation (for the class of shares represented by the certificate surrendered) properly endorsed for transfer and accompanied by such assurances as the Corporation or its transfer agent may require as to the genuineness and effectiveness of each necessary endorsement. Any uncertificated shares of the Corporation shall be transferable in person or by attorney upon written request in form and substance acceptable to the Corporation or any transfer agent for the applicable class of shares, accompanied by a duly endorsed stock power and/or other assurances as the Corporation or such transfer agent may require as to the genuineness and effectiveness thereof. The person in whose name any shares stand on the books of the Corporation shall, to the fullest extent permitted by law, be conclusively deemed to be the unqualified owner and holder of the shares entitled to exercise all rights of ownership, for all purposes relating to the Corporation. Neither the Corporation nor any transfer agent of the Corporation shall be required to recognize any equitable interest in, or any claim to, any such shares on the part of any other person, whether disclosed on the certificate for certificated shares or the stock record for uncertificated shares, or any other way, nor shall they be required to see to the performance of any trust or other obligation.

§5.4 Regulations. The board of directors may make such rules and regulations as it deems expedient or advisable, not inconsistent with these by-laws concerning the issue, transfer, and registration of certificated or uncertificated shares of stock. It may appoint one or more transfer agents or one or more registrars, or both, and may require all certificates for shares to bear the signature of either or both.

§5.5 Lost, Destroyed, or Stolen Certificates. A new certificate or certificates may be issued in place of any certificate theretofore issued by the Corporation which is alleged to have been lost, destroyed, or wrongfully taken upon: (a) the execution and delivery to the Corporation by the person claiming the certificate to have been lost, destroyed, or wrongfully taken of an affidavit of fact in form satisfactory to the Corporation, specifying whether or not the certificate was endorsed at the time of such alleged loss, destruction or taking, and (b) the receipt by the Corporation of a surety bond, indemnity agreement, or any other assurances satisfactory to the Corporation and to all transfer agents and registrars of the class of shares of stock represented by the certificate against any and all losses, damages, costs, expenses, liabilities, or claims to which they or any of them may be subjected by reason of the issue and delivery of such new certificate or certificates or with respect to the original certificate.